Exhibit 99.1

Portola Pharmaceuticals Reports First Quarter 2016 Financial Results

and Provides Corporate Update

—Conference Call Today at 4:30 p.m. ET—

South San Francisco, Calif. (May 5, 2016) – Portola Pharmaceuticals Inc.® (NASDAQ: PTLA), today provided a corporate update and reported its financial results for the first quarter ended March 31, 2016.

“During the first quarter of 2016, we continued to advance the development of our three product candidates. We reported acceptance of our ANDEXXA™ (andexanet alfa) BLA and Phase 3 topline data from the APEX trial of betrixaban, completed a successful FDA pre-approval inspection of our Generation 1 commercial manufacturing process for ANDEXXA and completed the Phase 1 cerdulatinib study,” said Bill Lis, chief executive officer of Portola. “We remain focused on successfully launching ANDEXXA, an FDA-designated Breakthrough Therapy and filing an NDA for betrixaban, an FDA-designated Fast Track Therapy, this year.”

Recent Achievements, Upcoming Events and Milestones

ANDEXXA (andexanet alfa) – an FDA-designated Breakthrough Therapy Factor Xa inhibitor antidote in development for reversal of anticoagulation in patients treated with a Factor Xa inhibitor who are admitted to the hospital with uncontrolled bleeding or who need urgent surgery

•	The FDA accepted Portola’s BLA submission for ANDEXXA for filing in February 2016

•	The FDA completed a successful pre-approval inspection of CMC Biologics’ Generation 1 process; the inspection addressed the Generation 1 2,500 liter scale and the 6x2,000 liter scale process and confirmed alignment with the BLA

•	Completed Generation 2 GMP batches at the 10,000 liter scale at Lonza and achieved target yields

•	Entered into collaboration agreements with all of the manufacturers of oral Factor Xa inhibitors in Japan to develop and/or commercialize andexanet alfa in that territory

•	Enrollment remains on track for ANNEXATM-4, a Phase 3b/4 confirmatory study

•	Plan to present data from the Phase 2 proof-of-concept study with betrixaban in healthy volunteers at a medical conference this year

•	Preparing for commercial launch shortly after the PDUFA date of August 17, 2016, if approved

•	Plan to submit an MAA with the EMA in the third quarter of 2016

Betrixaban – an oral Factor Xa inhibitor anticoagulant in development for the prevention of venous thromboembolism (VTE) in acute medically ill patients

•	Reported topline results from the pivotal Phase 3 APEX Study

•	Plan to present data from the APEX Study on Friday, May 27, at the International Society on Thrombosis and Haemostasis (ISTH) 62nd Annual SSC (Scientific and Standardization Committee) Meeting in Montpellier, France; will hold an investor webcast directly following the presentation to discuss the APEX Study data

•	Plan to meet with the FDA in the second quarter and with the European Medicines Agency (EMA) to discuss the APEX Study results and a regulatory path forward

•	Pending discussions, plan to submit a New Drug Application (NDA) with the FDA and a Marketing Authorization Application (MAA) with the EMA by the end of the year

Cerdulatinib – an oral, dual syk/JAK inhibitor in development to treat resistant or relapsed hematologic cancer patients

•	Achieved the maximum tolerated dose and completed the Phase 1 study; plan to present results in a poster presentation at the American Society of Clinical Oncology 2016 Annual Meeting in June

•	Initiated a Phase 2 study and expect to enroll the first patient during the second quarter

First Quarter 2016 Financial Results

Collaboration revenue earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $8.3 million for the first quarter of 2016 compared with $2.4 million for the first quarter of 2015. The increase in revenue was primarily the result of achieving certain milestones from Portola’s Daiichi Sankyo and Bayer and Janssen clinical agreements with the filing of the ANDEXXA BLA.

Total operating expenses for the first quarter of 2016 were $73.6 million compared with $48.9 million for the same period in 2015. Total operating expenses for the first quarter of 2016 included $7.1 million in stock-based compensation expense compared with $5.2 million for the same period in 2015.

Research and development expenses were $58.8 million for the first quarter of 2016 compared with $39.9 million for the first quarter of 2015 as Portola continued to support its manufacturing scale-up of ANDEXXA in preparation for commercial launch and work on its larger-scale Generation 2 manufacturing process at Lonza, the Phase 3b/4 ANNEXA-4 study of ANDEXXA, and the Phase 1/2a clinical study of cerdulatinib.

Selling, general and administrative expenses for the first quarter of 2016 were $14.8 million compared with $9.0 million for the same period in 2015 as the Company increased headcount to support its growth and increased pre commercial launch activities, including hiring key regional sales directors and national account managers and further developing medical affairs.

For the first quarter of 2016, Portola reported a net loss of $65.0 million, or $1.15 net loss per share, compared with a net loss of $46.9 million, or $0.95 net loss per share, for the same period in 2015.

As of March 31, 2016, cash, cash equivalents and investments totaled $421.0 million compared with cash, cash equivalents and investments of $460.2 million as of December 31, 2015.

2016 Annual Financial Guidance

For the fiscal year 2016, Portola expects total pro-forma operating expenses to be between $295 million and $320 million, excluding stock-based compensation. These expenses will be primarily in support of submissions of Generation 1 and Generation 2 manufacturing scale-up of ANDEXXA in preparation for commercial launch, the ongoing ANNEXA-4 study of ANDEXXA, the U.S. launch of ANDEXXA, the submission of NDA and MAA for betrixaban, pending regulatory discussions, and the Phase 2 clinical study of cerdulatinib.

Non-GAAP Financial Projection

This press release and the reconciliation table included herein include a non-GAAP projection of 2016 operating expenses, excluding stock-based compensation. A reconciliation to projected GAAP 2016 operating expenses is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Projected Operating Expenses.” Portola management believes this non-GAAP information is useful for investors because it provides information about the Company’s ability to independently advance its assets.

Conference Call Details

To access the live conference call today, May 5, 2016, at 4:30 p.m. Eastern Time via phone, please dial (844) 452-6828 from the United States and Canada or +1 (765) 507-2588 internationally, and use the passcode 89833554. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing three programs, including betrixaban, an oral, once-daily Factor Xa inhibitor; ANDEXXA™ (andexanet alfa), a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Portola Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and ability to achieve the milestones and events described under the section “Recent Achievements, Upcoming Events and Milestones,” our goal of becoming a fully commercialized biopharmaceutical company, the projected timing of our product launches, the occurrence and timing of planned discussions and filings with the FDA and the timing of our reporting of clinical data. Risks that contribute to the uncertain nature of the forward-looking statements include: failure to obtain FDA approval for one or more of our product candidates, our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the pace of enrollment in our clinical trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q, which we expect to file today. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Collaboration and license revenue	$8,258	$2,359
Operating expenses:
Research and development	58,813	39,858
Selling, general and administrative	14,751	9,005

Total operating expenses	73,564	48,863

Loss from operations	(65,306)	(46,504)
Interest and other income (expense), net	332	(409)

Net loss	$(64,974)	$(46,913)
Net loss attributable to Noncontrolling interest (Development Partner)	—	—

Net loss attributable to Portola	$(64,974)	$(46,913)

Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	56,397,881	49,527,850

Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(1.15)	$(0.95)

Unaudited Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Cash, cash equivalents and investments	$420,979	$460,161
Receivables from collaborators	7,500	1,000
Prepaid research and development	10,854	16,976
Total current assets	442,890	465,577
Property and equipment, net	6,779	6,243
Intangible asset	3,151	3,151
Total assets	463,997	502,924
Accounts payable	13,281	10,279
Accrued research and development	17,574	24,195
Accrued compensation and other liabilities	5,434	8,285
Deferred revenue (current portion and long-term)	51,508	27,016
Total current liabilities	53,227	51,146
Total liabilities	90,457	72,601
Total Portola stockholders’ equity	370,613	427,396
Noncontrolling interest (Development Partner)	2,927	2,927
Total liabilities and stockholders equity	463,997	502,924

Reconciliation of GAAP to Non-GAAP Projected Operating Expenses

(in millions)

	Low	High
2016 Operating Expenses—GAAP	$334	$359
Stock-based compensation expense	39	39
2016 Operating Expenses—Non-GAAP	$295	$320

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Investor Contact:	Media Contact:

Ana Kapor	Julie Normart
Portola Pharmaceuticals	W2O Group
ir@portola.com	jnormart@w2ogroup.com